Exhibit 99.1

Knightscope Announces $100 Million B. Riley Committed Equity Facility

Public Safety Innovator Celebrates 9th Anniversary of its Founding in Silicon Valley

MOUNTAIN VIEW, Calif., April 4, 2022 -- Knightscope, Inc. [Nasdaq: KSCP], a developer of advanced physical security technologies focused on enhancing U.S. security operations, today announced that it entered into a $100 million common stock purchase agreement with B. Riley Principal Capital.

The committed equity facility provides Knightscope with the right, without obligation, to sell and issue up to $100 million of its Class A Common Stock over a period of 24 months to B. Riley at Knightscope’s discretion, subject to certain limitations and conditions. Further details will be contained in a Current Report on Form 8-K to be filed by Knightscope with the Securities and Exchange Commission.

“One of the reasons to publicly list Knightscope was to gain access to the wider capital markets and fuel the growth of our mission to make the United States of America the safest country in the world,” said William Santana Li, chairman and chief executive officer, Knightscope, Inc. “This facility provides us just that – an ability to continue our growth on our timetable and at our discretion, providing for one of the least dilutive financing mechanisms available to the Company,” said Li.

Additionally, Knightscope is pleased to announce the celebration of its 9th anniversary since its founding on April 4, 2013 in Silicon Valley. “I believe about 95% of startups fail and the odds of starting a company, growing it and taking it public are likely in the winning-the-lottery type of odds .... but we stuck together and did it with the help of all of our partners!  Congratulations and many thanks to the entire Knightscope team, our clients, investors, and suppliers,” continued Li.

About Knightscope

Knightscope is an advanced security technology company based in Silicon Valley that builds fully autonomous security robots that deter, detect and report. Knightscope’s long-term ambition is to make the United States of America the safest country in the world. Learn more about us at www.knightscope.com. Follow Knightscope on Facebook, Twitter, LinkedIn and Instagram.

Forward Looking Statements

This press release may contain ”forward-looking statements” about Knightscope’s future expectations, plans, outlook, projections and prospects. Such forward-looking statements can be identified by the use of words such as ”should,” ”may,” ”intends,” ”anticipates,” ”believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” ”proposes” and similar expressions. Although Knightscope believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. Forward-looking statements speak only as of the date of the document in which they are contained, and Knightscope does not undertake any duty to update any forward-looking statements except as may be required by law.

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